China Fire Announces Preliminary Results for the Fourth Quarter and 2007 Year End and Provides Initial Guidance for 2008

--	Record yearly revenues, increased approximately 43%

--	GAAP net income increased approximately 141% over 2006

--	2007 results exceeded company's prior guidance

--	Strong backlog of $62 million at the end of year 2007

--	Revenue is expected to increase 44% in 2008

BEIJING, Feb. 15 /Xinhua-PRNewswire-FirstCall/ -- China Fire & Security Group, Inc. (Nasdaq: CFSG) ("China Fire" or "the Company"), a leading industrial fire protection products and solutions provider in China, announces preliminary results for the fourth quarter and year end 2007. The Company is also pleased to provide guidance for financial results for fiscal year 2008.

For the year ended December 31, 2007, the Company expects to report revenues of approximately $46.3 million, an increase of more than 42% compared to $32.5 million for the same period of the prior year. The Company estimates GAAP net income for 2007 will be approximately $16.8 million, an increase of 141% over $7.0 million last year. Excluding the one-time credit of approximately $1.2 million from the change in fair value of derivatives, the pro forma net income was $15.6 million for year 2007, representing an approximately 83% increase over the prior year. At the end of year 2007, the backlog value was approximately $62 million, which was carried into 2008.

For the fourth quarter, the Company expects to report revenue of approximately $13.7 million, an increase of more than 45% over $9.4 million for the same period last year. The Company estimates the GAAP net income for the fourth quarter was approximately $4.0 million, compared to a loss of $0.4 million for the same period last year. The pro forma net income was approximately $4.0 million for fourth quarter of 2007, representing an increase of approximately 239% over $1.2 million of the previous year fourth quarter.

"China Fire & Security's core business serving the Chinese iron and steel industry remains very strong. We do not anticipate any impact from a downturn in the United States economy; our customers are building capacity and upgrading existing plants to meet domestic demand. In addition, we are expanding into other sectors including transportation and nuclear power plants. The Company is also signing agreements with distributors in India to sell our LHD as well as our fire extinguishing products and systems," commented Mr. Brian Lin, CEO of China Fire.

"Based on the strong backlog and favorable current business outlook, we expect, in fiscal year 2008, revenue will be at least $66.6 million, representing an improvement of approximately 44% above 2007. Net income is expected to be at least $22.3 million, and fully diluted earnings per share are expected to be at least $0.78. These projections are based on generally accepted accounting principles (GAAP). On a pro forma basis (excluding credit/loss from the change in fair value of derivatives), the net income for year 2008 is expected to increase approximate 43%," commented Mr. Brian Lin, CEO of China Fire.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (Nasdaq: CFSG), through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Tianjin Tianxiao Fire Safety Equipment ("Tianxiao"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sale and maintenance services of a broad product portfolio including detection, controller, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in the iron and steel, power and petrochemical industries throughout China. China Fire has a seasoned management team with strong focus on standards and technologies. Currently, China Fire has 43 issued patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 500 employees in more than 30 sales offices throughout China.

Cautionary Statement Regarding Forward-looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are statements that are not historical facts. Results for fourth quarter and year end 2007 are preliminary and not audited; final results may differ. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other "Risk Factors" contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

China Fire & Security Group, Inc.
Robert Yuan, Chief Accounting Officer
Tel: +86-10-8441-7848
Email: ir@chinafiresecurity.com

SOURCE   China Fire & Security Group, Inc.